SOUTH JERSEY INDUSTRIES, INC.
                   Number One South Jersey Plaza, Route 54
                          Folsom, New Jersey 08037
                            ____________________
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               April 20, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the office of the Company, Number One South Jersey Plaza, Route 54, Folsom, New Jersey, on Thursday, April 20 1995, at 10:00 A.M., Eastern Time, for the following purposes:

     1. To elect six Directors:
             a. Five Directors in Class III (Term expiring in 1998)
             b. One Director in Class II (Term expiring in 1997)

     2. To approve the action of the Board of Directors in appointing Deloitte & Touche as auditors for the year 1995.

     3. To transact such other business as may come before the meeting.

     The Board of Directors has fixed the close of business on March 3, 1995 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, and only holders of stock of the Company of record on that date are entitled to notice of and to vote at the meeting and any adjournments.

     If you do not expect to be personally present at the meeting, you are requested to fill in and sign the enclosed form of proxy and return it promptly in the accompanying business reply envelope.

                     By Order of the Board of Directors,

Folsom, N.J. 08037                              George L. Baulig
March 8, 1995                                      Secretary

___________________________________________________________________________
                           YOUR VOTE IS IMPORTANT.
            YOU ARE URGED TO VOTE, DATE, SIGN AND PROMPTLY RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.
___________________________________________________________________________

                        SOUTH JERSEY INDUSTRIES, INC.

                               PROXY STATEMENT
                             ____________________

     This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of South Jersey Industries, Inc. to be held on April 20, 1995, at the office of the Company, located at Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037. The approximate date on which proxy material will first be sent to shareholders is March 8, 1995.

     This solicitation of proxies is made on behalf of the Board of Directors of South Jersey Industries, Inc. and the Company will bear the cost of the solicitation. The solicitation will be made by mail, and, in addition, the Secretary of the Company and regular employees of the Company may solicit proxies by telephone, telegram or in person. The Company may also employ a professional proxy-soliciting firm the cost of which will not exceed $7,500 plus expenses. The Company will furnish brokerage houses and other custodians, nominees or fiduciaries with the number of additional copies of its proxy material and Annual Report to Shareholders necessary to supply such materials to the beneficial owners of stock of the Company.

     Directors are elected by a plurality vote of all votes cast at the meeting. Abstentions and broker non-votes will be treated as present for the purposes of determining a quorum, but will not affect the election of directors and will not be counted in tabulating the number of votes cast on the appointment of independent accountants.

     Signed proxies in the accompanying form received by the Company will be voted at the meeting or any adjournments thereof and, where such a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted accordingly. A shareholder who signs and returns a proxy may revoke it at any time before it is voted. Attendance at any meeting by a shareholder who has given a proxy does not revoke the proxy; to revoke the proxy, the attending shareholder must so notify the secretary of the meeting in writing prior to the voting of the proxy.

     The Company had 10,717,092 shares of Common Stock outstanding as of March 3, 1995. The holders of Common Stock have one vote per share on each matter to be acted upon. Only shareholders of record at the close of business on March 3, 1995 will be entitled to vote at the meeting.

                            ELECTION OF DIRECTORS

     In February of 1995, the Board of Directors amended the Company's Bylaws to increase the number of Directors from twelve to fourteen. As a consequence, at the Annual Meeting, six directors are to be elected to the Board of Directors. Five nominees are to be elected in Class III to hold office for a term of three years and one nominee is to be elected in Class II for a term of two years. It is intended that the votes of the persons designated as proxies in the accompanying form of proxy will be cast for the following persons as directors: Class III (term expiring in 1998) - Thomas L. Glenn, Jr., Dr. Herman D. James, Clarence D. McCormick, Frederick R. Raring, William F. Ryan; Class II (term expiring in 1997) - Anthony G. Dickson. All of the nominees are members of the present Board of Directors and have previously been elected by the Company's shareholders, except for Messrs. Dickson and Raring. While it is not anticipated that any of the nominees will be unable to serve, if any should become unable to accept nomination or election, it is intended that the persons designated as proxies in the accompanying form of proxy will vote for the election of such other person as the Board of Directors may recommend.

                                  NOMINEES
                      Class III (Term Expiring in 1998)
                      _________________________________

  Thomas L. Glenn, Jr. has been a director since 1986. Age 60. Member of the Executive Committee and Chairman of the Audit Committee. Chairman (1984 to date) of Glenn Insurance, Inc. Absecon, NJ; trustee, of Atlantic City Medical Center Foundation and Atlanticare Health Plans, Atlantic City, NJ; trustee, of Atlantic Community College, Mays Landing, NJ.

Herman D. James, Ph.D has been a director since 1990. Age 51. Member of the Audit Committee and the Management Development Committee. President, Rowan College of New Jersey (formerly Glassboro State College) (1984 to date), Glassboro, NJ; director (1992 to date) of the Council for Aid to Education, New York, NY; director New Jersey State Chamber of Commerce (1993 to date), Trenton, NJ.

Clarence D. McCormick has been a director since 1979. Age 65. Member of the Executive Committee and the Compensation/Pension Committee. Chairman, President and CEO (1988 to date) of The Farmers and Merchants National Bank of Bridgeton, NJ;Chairman and President of Southern Jersey Bancorp of Delaware (1989 to date); director of such banks; director of the Cumberland Mutual Insurance Company.

Frederick R. Raring. Age 57. President, (1990 to date) of Seashore Supply Company, Atlantic City, NJ, a major distributor of plumbing and heating supplies and materials; director of Energy & Minerals, Inc. (EMI), Folsom, NJ; director of R&T Group, Inc. (R&T), Folsom, NJ; director of South Jersey Energy Company (Energy Company), Folsom, NJ.

William F. Ryan President and Chief Executive Officer of the Company and has been a director since 1977. Age 60. Chairman of the Executive Committee. President of the Company since 1980 and Chief Executive Officer since 1981; President of South Jersey Gas Company since 1977, Chief Executive Officer since 1981 and Chairman of the Board since April 1989; Chairman of the Board and Chief Executive Officer of EMI since 1981; Chairman and Chief Executive Officer of R&T since October 1989; director of Energy Company since 1973; director of Corestates New Jersey National Bank and New Jersey National Corporation, Pennington, NJ; director of Penn Fuel Gas Company, Inc. and subsidiaries, Oxford, PA; director of New Jersey Manufacturers Insurance Company and New Jersey Re-Insurance Company of West Trenton, NJ.

                                   NOMINEES
                       Class II (Term Expiring in 1997)
                       ________________________________

Anthony G. Dickson. Age 46. President (1991 to date), Secretary & Vice President (1986 to 1991), of New Jersey Manufacturers Insurance Company and New Jersey Re-Insurance Company, West Trenton, NJ; director of Corestates New Jersey National Bank and New Jersey National Corporation, Pennington, NJ; director of Gas Company, Folsom, NJ; director of New Jersey State Safety Council, Cranford, NJ; director Alliance of American Insurers, Schaumburg, IL.

                        DIRECTORS CONTINUING IN OFFICE
                        Class II (Term Expiring in 1997)
                        ________________________________


Frank L. Bradley, Jr. has been a director since 1986. Age 70. Member of the Executive Committee and the Compensation/Pension Committee. Retired, formerly Chairman, President and CEO (1988-1992), Chairman (1980-1988), of Stone & Webster Management Consultants, Inc., New York, NY.

Vincent E. Hoyer has been a director since 1990. Age 70. Member of the Compensation/Pension Committee and the Management Development Committee. Consultant (1991 to date); formerly President (now retired) (1966 - 1991) of New Jersey Manufacturers Insurance Company and (1977-1991) of New Jersey Re-Insurance Company, West Trenton, NJ; director (1966 to date) of New Jersey Manufacturers Insurance Company and (1977 to date) of New Jersey Re-Insurance Company; director of CoreStates New Jersey National Bank and New Jersey National Corporation, Pennington, NJ.

Jackson Neall has been a director since 1990. Age 70. Member of the Audit Committee and the Management Development Committee. Retired; former Real estate appraiser (1977 -1992); registered builder (1989 -1992); former President of South Jersey Fuel, Inc.; director of Shore Memorial Hospital; Chairman (1989 to date) of Shore Properties, Inc., Somers Point, NJ; director of Staintons Department Store (1993 to date), Ocean City, NJ.

Shirli M. Vioni, Ph.D. has been a director since 1983. Age 54. Member of the Audit Committee and Chairman of the Management Development Committee. Superintendent, Oberlin City Schools (1994 to date), Oberlin, OH; President, Billings-Vioni Management Associates (1990 to 1994), Columbus, OH, a human resource consulting firm; Director, Corporate Human Resource Development (1987 - 1990), of Honeywell, Inc., Minneapolis, MN.


                        DIRECTORS CONTINUING IN OFFICE
                       Class I (Term Expiring in 1996)
                       _______________________________

Richard L. Dunham has been a director since 1984. Age 65. Member of the Executive Committee and Chairman of the Compensation/Pension Committee. Chairman (1988 to date), President (1980 - 1988), of Zinder Companies, Inc. and affiliated companies, economic and regulatory consulting firms, Washington, DC; Member (1986 to date) of Advisory Council of Gas Research Institute, Chicago, Il; Former Chairman (1975-1977) of the Federal Power Commission (now FERC), Washington, DC.


W. Cary Edwards has been a director from April 1990 - January 1993 and September 1993 to present. Age 50. Member of the Audit Committee and the Compensation/Pension Committee. Partner, law firm of Edwards & Caldwell, Fairlawn, NJ; Of Counsel (1993), NJ Managing Partner (1990-1993), law firm of Mudge Rose Guthrie Alexander & Ferdon, Parsippany, NJ; Partner, law firm of Edwards, Villoresi, Perrucci & Paulsen (1990), and Partner, law firm of Villoresi, Edwards & Jansen (1989 - 1990), Boonton, NJ; Attorney General, State of New Jersey (1986-1989); Chief Legal Counsel - Governor of NJ (1982-1986).


Marilyn Ware Lewis has been a director since 1990. Age 51. Member of the Audit Committee and the Compensation/Pension Committee. Chairman of the Board (1988 to date), Vice Chairman of the Board (1984 -1988), of American Water Works Company, Inc., Voorhees, NJ.; Financial Advisor; director CIGNA Corp., Philadelphia, PA; director, Penn Fuel Gas Company, Inc. and subsidiaries, Oxford, PA.


Peter M. Mitchell,Ph.D. has been a director since 1981. Age 60. Member of the Executive Committee, the Compensation/Pension Committee and the Management Development Committee. President Massachusetts Maritime Academy, Buzzards Bay, MA (1994 to date); Vice Chancellor (1983- 1994), Higher Education Coordinating Council, formerly the Board of Regents of Higher Education, Boston, MA; member, BayBank, South Regional Advisory Board, Boston, MA.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

                                             Number of Shares
                                             of Common Stock
                                             Owned Beneficially    %of
     Name                                as of Jan. 20, 1995 (1)   Class
     ____                                _______________________   _____

Frank L. Bradley, Jr. ........................... 1,094
Anthony G. Dickson ................................ 527
Richard L. Dunham ............................... 1,295
W. Cary Edwards ................................... 910
Thomas L. Glenn, Jr. ............................ 3,496
Vincent E. Hoyer ................................ 2,396
Herman D. James, Ph.D. ............................ 562
Marilyn Ware Lewis ............................. 18,500 (2)        0.2%
Clarence D. McCormick ........................... 2,843
Peter M. Mitchell, Ph.D. .......................... 970
Jackson Neall ................................... 3,943
Frederick R. Raring ............................ 94,057            0.8%
William F. Ryan ................................ 36,484            0.3%
Shirli M. Vioni, Ph.D. .......................... 1,921
Corestates Bank, N.A., Trustee for
  Company Thrift Plan ....................... 1,346,162           12.6%

18 directors, nominees and
  officers as a group ....................... 1,554,949           14.5%

     (1) Based on information furnished to the Company by the respective directors, nominees and officers of the Company. The Company is informed that these persons have sole voting power and sole power of disposition with respect to the shares of Common Stock shown opposite their names, with the following exceptions:
             19,789 of Mr. Ryan's shares and 45,631 of the shares owned by officers as a group are held in the Company's Thrift Plan, and the Trustee of the Plan has sole power to vote (but no power to dispose of) such shares; and 15,300 of Mr. Ryan's shares and 20,160 shares of the officers as a group are not now held by them but may be acquired through the exercise of stock options.

     (2) Includes 18,000 shares over which Mrs. Lewis has effective investment and voting power but in which she has no beneficial interest.

     Gas Company and other subsidiaries of the Company have maintained banking relationships for a number of years with The Farmers and Merchants National Bank of Bridgeton, of which Mr. McCormick is Chairman, President and a director, and expect to continue such relationships. The highest aggregate indebtedness of Gas Company and other subsidiaries of the Company to that bank on December 31, 1994 was $11,000,000, and the amount of such indebtedness at December 31, 1994 was $6,000,000. Loans made to Gas Company and other subsidiaries by that bank are made on terms that are usual and customary at the time they are made. During 1994, the Company and its subsidiaries paid $668,606 in legal fees and expenses to the law firm of which Mr. Ryan's son-in-law, Michael J. Fitzgerald, is a member. During 1994 Gas Company paid $280,876 for purchases of pipe and fittings from Seashore Supply Company of which Mr. Raring is President.


                           EXECUTIVE COMPENSATION

Summary Compensation Table (1)
______________________________
____________________________________________________________________________
                          |                                 |
                          |      Annual Compensation        |
                          |_________________________________|
    (a)              (b)  |    (c)       (d)       (e)      |      (i)
                          |                       Other     |
Name and                  |                       Annual    |   All Other
Principal                 |                       Compen-   |    Compen-
Position             Year |  Salary($) Bonus($)  sation($)  |   sation($)
__________________________|_________________________________|_______________
                          |                                 |
William F. Ryan,     1994 |  380,000     -        12,565    |     19,589
Pres & CEO           1993 |  348,750     -         4,622    |     18,972
                     1992 |  317,500     -         4,104    |     17,980
                          |                                 |
Gerald S. Levitt,    1994 |  163,250     -           -      |      9,900
Vice President       1993 |  156,000     -           -      |      8,893
& CFO                1992 |  146,583     -           -      |      8,544
                          |                                 |
Richard B. Tonielli, 1994 |  123,500     -           -      |      5,812
Treasurer            1993 |  119,125     -           -      |      5,120
                     1992 |  113,000     -           -      |      3,929
                          |                                 |
George L. Baulig,    1994 |  101,250     -           -      |      6,682
Secretary & Ass't.   1993 |   96,250     -           -      |      6,474
Treasurer            1992 |   90,750     -           -      |      6,251
__________________________|_________________________________|_______________

Footnotes to Summary Compensation Table
_______________________________________

    (1) Columns (f) (g) and (h) have been omitted from the table because no long term compensation was awarded to, earned by or paid to the named executives for any year covered by the table.

    (2) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's Thrift Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. (including the tax liability incurred by the additional income). Pursuant to this policy Mr. Ryan was paid $12,565 in 1994, which is included in column (e) of the Summary Compensation Table.

    (3) Includes Employer Contributions to the Thrift Plan, income value of group life insurance and increase in vested benefit level of deferred compensation contract. 1994 values for these items are:

                              Ryan        Levitt     Tonielli      Baulig
                              ____        ______     ________      ______

       Thrift Plan           $4,513       $4,898      $1,235       $3,038
       Group Life Insurance   9,547        1,877       1,800        1,162
       Deferred Compensation  5,529        3,125       2,777        2,482

Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Values
_____________________________________

____________________________________________________________________________
     (a)                (b)         (c)          (d)              (e)
                                               Number
                                            of Securities        Value
                                              Underlying    of Unexercised
                                              Unexercised    In-The-Money
                       Shares                  Options at      Options at
                      Acquired     Value    Fiscal Year-End  Fiscal Year-End
    Name             on Exercise  Realized  All Exercisable  All Exercisable

William F. Ryan          -           -          15,300           $3,562
Gerald S. Levitt         -           -           3,330              775
Richard B. Tonielli      -           -             -                 -
George L.  Baulig        -           -           1,530              356
____________________________________________________________________________

     In 1987, the Company adopted a stock option and stock appreciation rights plan for its officers and other key employees. Of the 304,475 options authorized, 87,750 options have been awarded. 36,890 of these awarded options have been exercised.

     The Company has employment agreements with its officers and certain officers of Gas Company, including Messrs. Ryan, Levitt, Tonielli and Baulig. Each agreement with officers other than Mr. Ryan is for a three-year period ending July 31, 1997, and provides for a base salary that will be reviewed periodically, but will be not less than was being paid at the beginning of the period. If a change of control (as defined in the agreement) occurs during the period of the agreement, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the officer's employment is terminated for other than cause, or he resigns after there has been a significant adverse change in his employment arrangements with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. The agreement with Mr. Ryan, which is for a five year term ending July 31, 1999, provides a base salary of $375,000 to be reviewed annually. Mr. Ryan and his spouse are entitled to the continuation of certain medical benefits after his employment ends. The agreement may be terminated by the Company only for cause, death, disability or retirement. Mr. Ryan may terminate the agreement if the Company makes certain specific adverse changes in his employment arrangements such as reducing his salary (other than in connection with company-wide reductions applicable to the Company's executives generally). If Mr. Ryan elects to terminate the agreement and the adverse change has occurred after a change in control of the Company, Mr. Ryan is entitled to a severance payment equal to 300% of his average annual compensation during the three years preceding his termination. If Mr. Ryan elects to terminate the agreement under these circumstances, except that there has not been a change of control of the Company, Mr. Ryan is entitled to receive a termination payment of $974,000. As part of these overall arrangements, Mr. Ryan agreed to a five year contract term in order to address the Company's concern that he remain available as chief executive officer to age 65, even though his retirement benefit will be fully vested before that date.

     The Company also has an officer severance benefit program that covers all its officers, including those with whom it has employment agreements. If an executive officer's employment is terminated and there has been no change in control, up to one year's salary may be paid under this program.

Pension Plans For Executives
____________________________

The following table illustrates the current retirement benefits under the salaried employee pension plan, and the supplemental executive retirement plan, assuming the executive was born in 1933 and retires at the normal retirement age of 62.
_____________________________________________________________________________
                                     Years of Service
Remuneration     15         20         25         30         35         40
_____________________________________________________________________________

$125,000    $ 23,706   $ 35,612   $ 48,112   $ 60,612   $ 60,612   $ 60,612
 150,000      30,612     45,612     60,612     75,612     75,612     75,612
 175,000      38,112     55,612     73,112     90,612     90,612     90,612
 200,000      45,612     65,612     85,612    105,612    105,612    105,612
 225,000      53,112     75,612     98,112    120,612    120,612    120,612
 250,000      60,612     85,612    110,612    135,612    135,612    135,612
 300,000      75,612    105,612    135,612    165,612    165,612    165,612
 400,000     105,612    145,612    185,612    225,612    225,612    225,612
 450,000     120,612    165,612    210,612    255,612    255,612    255,612
 500,000     135,612    185,612    235,612    285,612    285,612    285,612

     As employees, the executive officers of the Company are eligible for benefits under tax-qualified pension plans for salaried employees established by the Company or one of its subsidiaries. Compensation considered under these pension plans consists of base salary only, which in the case of executive officers is equal to the cash compensation reported in column (c) of the Summary Compensation Table. Employees do not make contributions to the plans, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested by insurance companies of recognized standing until they are used to provide retirement benefits. Under certain circumstances, early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan, the basic Social Security benefit and the supplemental plan that aggregates 2% of average final five years salary (as defined in the plan), for each year of service. Pursuant to Mr. Ryan's agreement, he will retire at age 65 with 33 years of service and his retirement benefit under the supplemental plan will be based on the average of his final three years salary. Assuming continued employment and retirement at age 62, Messrs. Levitt, Tonielli and Baulig will have, respectively, 24, 37 and 44 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

     Compensation/Pension Committee Report on Executive Compensation
     ________________________________________________________________

     The Compensation/Pension Committee of the Board of Directors has prepared the following report for inclusion in this proxy statement:

    "Compensation of executive officers of the Company is almost exclusively by base salary. The Company, by choice, has not made use of annual incentive awards or long-term incentive award programs. No bonuses were paid nor stock options granted to any executive officer of the Company in 1992, 1993 or 1994.

    The compensation recommended and approved for executive officers is intended to further the earnings and financial strength of the Company through the focus of attention and effort on the maintenance of high levels of customer satisfaction, efficient, safe and productive operations and a proactive stance in the operation of the Company in an increasingly competitive environment.

    Compensation paid to the executive officers of the Company as set forth in the Summary Compensation Table on page 6 is fixed by the Board of Directors and is based on the recommendations of the Committee. The compensation that was paid to the executive officers in 1994 was, on average, approximately 6.9% above that paid in 1993.

    The compensation of the chief executive officer, William F. Ryan, was increased by 5.3% to an annual rate of $395,000 in October 1994. The Committee based its recommendation for this increase largely on Mr. Ryan's noteworthy performance as chief executive officer during 1994, and particularly on his ability to anticipate and respond successfully to a continued movement toward deregulation in the natural gas industry.

    In making its recommendations for executive officer compensation, including that for the Chief Executive Officer, the Committee considers a number of factors, including an appraisal and evaluation of the officer's performance, the earnings performance of the Company, information supplied primarily by a nationally recognized compensation consulting firm and to a lesser extent other executive compensation surveys in which the Company or its subsidiaries participate. The consulting firm provides the Committee with an executive compensation study which evaluates salary levels from internal and external perspectives. External values are determined through comparative market evaluation of executive compensation levels against organizations of similar scope, size, industry and operating structure, which are not necessarily included in the Standard & Poor's Utility Index. Data from multiple survey sources is extracted from the market for both salary and total compensation. Fixed salary for executives is at or near the median of the comparative group. The Committee has not adopted a specific formula relationship between changes in the Company's earnings performance and changes in the levels of executive compensation.

                                      Richard L. Dunham, Chairman
                                      Frank L. Bradley, Jr.
                                      W. Cary Edwards
                                      Vincent E. Hoyer
                                      Marilyn Ware Lewis
                                      Dr. Peter M. Mitchell
                                      Clarence D. McCormick

                                      Dated: November 19, 1994"

Stock Performance Graph
________________________

     Set forth below is a graph that shows in the form of an index (1989
= 100), for the 1989 - 1994 period, the cumulative total return on the Company's Common Stock (consisting of the change in share price during each year plus dividends received which are assumed to be reinvested) compared to the Standard & Poor's 500 Index and the Standard & Poor's Utility Index. The Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 4.9%. This compares to 8.7% for the Standard & Poor's 500 Index and 4.9% for the Standard & Poor's Utility Index.

Indexed Total Return Assuming Dividends Reinvested Over a 5 Year Period
________________________________________________________________________

SJI        100      97.13      111.67      138.02      153.94      126.82
S&P UTIL   100      97.44      111.69      120.70      138.02      127.15
S&P 500    100      96.89      126.41      136.05      149.76      151.74
____________________________________________________________________________

            MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company met nine times in 1994. All Directors attended 77% or more of the total of (i) the number of meetings of the Board of Directors held during the period such director was in office and (ii) the number of meetings of the committees of the Board on which he or she served. The average attendance for all Board and Committee meetings in 1994 was 96%. During 1994, each of the directors of the Company also served on the Boards of one or more of Gas Company, EMI, R&T or Energy, the four direct subsidiaries of the Company. In 1994, the Boards of EMI and Energy each met nine times and the Boards of Gas Company and R&T each met eight times.

     The Audit Committee of the Board of Directors, which met three times in 1994, is composed of six directors who are not officers, namely, Thomas L. Glenn, Jr., Chairman, W. Cary Edwards, Dr. Herman D. James, Marilyn Ware Lewis, Jackson Neall and Dr. Shirli M. Vioni. The Audit Committee (1) annually recommends to the Board a firm of independent public accountants for appointment as auditors of the Company;(2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal auditors suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal auditors; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; and (6) reviews and makes recommendations to the Board of Directors regarding the Annual Report to Shareholders.

     The Compensation/Pension Committee of the Board of Directors, which met nine times in 1994, is composed of seven directors who are not officers, namely, Richard L. Dunham, Chairman, Frank L. Bradley, Jr., W. Cary Edwards, Vincent E. Hoyer, Marilyn Ware Lewis, Clarence D. McCormick and Dr. Peter M. Mitchell. The Compensation/Pension Committee (1) grants options and otherwise administers the Stock Option and Stock Appreciation Rights Plan; and (2) reviews and makes recommendations to the Board of Directors on the operations, performance and administration of the retirement plan, other employee benefit plans, and employment policies and forms of compensation, including the performance and levels of compensation of the officers of the Company.

     The Executive Committee of the Board of Directors, which also functions as a nominating committee, met three times in 1994. It is composed of William
F. Ryan, Chairman, Frank L. Bradley Jr., Richard L. Dunham, Thomas L. Glenn, Jr., Clarence D. McCormick, and Dr. Peter M. Mitchell. Among its functions, the Executive Committee (1) maintains a list of prospective candidates for directors, including those recommended by shareholders; (2) reviews the qualifications of candidates for directors; and (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to the Board at the Annual Meeting of Shareholders. The Executive Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in writing to the Secretary of the Company.

    The Management Development Committee of the Board of Directors, which met three times in 1994, is composed of six directors, namely Dr. Shirli M. Vioni, Chairman, Vincent E. Hoyer, Dr. Herman D. James, Dr. Peter M. Mitchell, Jackson Neall and William F. Ryan. The Management Development Committee (1) reviews the Company's programs and practices used to develop employees identified for leadership positions in the organization; (2) evaluates training and educational programs to assure that they reflect current and emerging workplace, industry and general business issues; and (3) evaluates management activities with respect to corporate affirmative action and workplace diversity objectives.

                      COMPENSATION OF OUTSIDE DIRECTORS

    Directors of the Company who are not officers of the Company and who are not members of the Executive Committee of the Board are paid an annual retainer of $7,500 plus 25 shares of common stock and fees of $950 per meeting for each meeting of the Boards of the Company, Gas Company, EMI, R&T and Energy, respectively, that they attend, except that the maximum fee paid to any person for attendance at one or more meetings of these Boards held on the same day is $950. Members of the Executive Committee of the Board who are not officers of the Company are paid an annual retainer of $10,000 plus 25 shares of common stock and receive the same attendance fees as the other non-officer directors. The Company has established a policy to recognize exceptional service to the Company beyond that service normally provided by a board member. In 1994 Mr. Edwards and Dr. Mitchell were awarded $7,500 and $5,000 respectively, for extraordinary service on ad hoc committee assignments. Directors who are also officers of the Company receive no compensation other than their regular compensation. Members of all the Committees of the Company or of a subsidiary are paid $475 for each meeting of those Committees that they attend if the meeting is held on the same day as a Board meeting or $950 if the meeting is held on any other day. Chairmen of each of those committees are paid an additional $200 for each meeting of their Committee that they attend. The Company has established a plan whereby directors may elect to defer the receipt of fees until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments, as the director elects.

     The Company has adopted a retirement plan for non-employee directors who have served as such for at least five years and have reached age 60 at the time of retirement as a director. The annual benefit, which is payable for life, is equal to 100% of the director's annual retainer if he or she is at least 65 at retirement, and is proportionately reduced for retirement before that age, to a minimum of 50% of the annual retainer if retirement is at age 60. If a change of control (as defined in the plan) occurs, a lump sum benefit is payable immediately, regardless of a director's age or period of service as a director, equal to the value, actuarily determined, of 100% of the annual retainer for the remainder of his or her life.

                           APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has appointed Deloitte & Touche, independent public accountants, as the auditors of the Company for the year 1995. Unless otherwise directed, it is proposed to vote proxies "FOR" approval of this appointment.

     Deloitte & Touche served as the auditors of the Company during the year 1994. During 1994, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act.

                   ANNUAL REPORT AND FINANCIAL INFORMATION

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1994 accompanies this proxy statement. The Annual Report is not proxy soliciting material or a communication by means of which any solicitation is made. A representative of Deloitte & Touche, whose report on the Company's financial statements appears in the Annual Report, will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

     Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Company's Common Stock, or who represents in good faith that he was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1994, as filed with the Securities and Exchange Commission. Requests for this report should be directed to George L. Baulig, Secretary, South Jersey Industries, Inc., Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037.

                                OTHER MATTERS

     Any proposal which a qualified shareholder of the Company intends to present at the 1996 Annual Meeting of Shareholders that is received by the Company after November 11, 1995 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $1,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company.

     The Board of Directors knows of no matters, other than those set forth in the Notice of Annual Meeting of Shareholders, to come before the 1995 Annual Meeting. If any other matters or motions properly come before the Meeting, including any matters dealing with the conduct of the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment.

                     By Order of the Board of Directors,

                                            George L. Baulig
                                                Secretary

March 8, 1995